JOINT VENTURE AND MEMBERS’ AGREEMENT

           THIS AGREEMENT is made on July 18, 2002, between LENNOX INTERNATIONAL, INC., a Delaware corporation (“LII”); OUTOKUMPU COPPER PRODUCTS OY a Finnish limited company (“OCP”); OUTOKUMPU COPPER HOLDINGS, INC., a Delaware corporation and a wholly-owned subsidiary of OCP (“OCHI”); and HEATCRAFT HEAT TRANSFER LLC (to be re-named OUTOKUMPU HEATCRAFT USA LLC), a Delaware limited liability company (the “Company”).

RECITALS

           WHEREAS, LII, OCP and OCHI wish to establish a mutually beneficial long term business association based on mutual understanding, cooperation and exchange of information, with LII and OCHI becoming Members (as defined below) in the Company to carry on the Business (as defined below); and

           WHEREAS, the Members have agreed to enter into this Agreement for the purposes of recording the terms and conditions on which they will subscribe for interests in and provide funding for the Company, regulating their relationship with each other so long as they are Members in the Company and regulating, as between themselves, certain aspects of the affairs of the Company;

           NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1
INTERPRETATION

           Section 1.1 The following defined terms used in this Agreement have the respective meanings specified below.

                      (a)     Affiliate. “Affiliate” means, when used with respect to a particular Person, (i) any Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) a Person owning or controlling fifty percent (50%) or more of the outstanding voting securities of that Person and (iii) any officer, director, member, manager, partner or employee of that Person.

                      (b)     Agreed Form. “Agreed Form” means, in relation to any document, the form of that document which has been agreed upon by the parties hereto and initialed for the purpose of identification by LII’s Attorneys and OCHI’s Attorneys with such changes as the Members may agree upon in writing before the Purchase Closing.

                      (c)     Agreement. “Agreement” means this Agreement, together with the Exhibits and Schedules hereto, as amended from time to time in accordance herewith.

                      (d)     Bankruptcy. “Bankruptcy” of a Person means (a) the Person’s filing of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the laws or regulations of any Governmental Body, including but not limited to Title 11 of the United States Code or any other federal or state insolvency law, (b) the making by a Person of any assignment for the benefit of its creditors or (c) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of a Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of a Person’s debts under any other federal or state insolvency law, provided that the same has not been vacated, set aside or stayed within such 90-day period or immediately upon a Person’s filing an answer consenting to or acquiescing in any such petition.

                      (e)     Base Business Plan. “Base Business Plan” means the initial business plan of the Company attached as Attachment A.

                      (f)     Board. “Board” means the board of Representatives of the Company as constituted from time to time pursuant to the LLC Agreement.

                      (g)     Bona fide third party. “Bona fide third party” means a Person which is completely independent from the Company and each Member by reference to equity ownership, management control, strategic alliance or other relationship.

                      (h)     Business. “Business” means, subject to clause (iv) below:

                                 (i)     LII’s heat transfer business in North America (including its manufacturing operations in Juarez in Mexico), France, Italy, the Czech Republic and Asia Pacific, which includes) its original equipment manufacturing (“OEM”) heat transfer division located in Grenada, Mississippi, its commercial coil heat transfer operation located in Grenada, Mississippi, its Livernois operations in Dearborn, Michigan, its heat transfer operations located in Cremieu, France and its heat transfer operations located in Prague, the Czech Republic; and its heat transfer operations in Torreglia, Italy. The Business includes all plant, property, equipment and working capital presently used or useable in the designated facilities; those licenses, patent rights, trademarks and trade names used in the Business (including Heatcraft), know-how, and other commercial or proprietary information associated and/or necessary to conduct the Business as presently conducted and foreseen, including all agreements with trade representatives, agents, distributors engaged in marketing activities related to the Business, with products currently manufactured by the Business; and the real estate (including all rights to leaseholds) wherein the Business conducts its manufacturing, distribution or administrative functions in the designated facilities (collectively “Assets”).

                                 (ii)     LII's companies that own and operate the Assets are: Heatcraft Inc. (only the heat transfer operations); Heatcraft Heat Transfer Inc.; Heatcraft Advanced

Technologies Inc.; LGL France S.A. (only the heat transfer operations located at Cremieu, France and SCI Groupe Brancher); Heatcraft Prague (formerly known as Friga-Coil) s.r.o.; Heatcraft Italia S.R.L; and Livernois Engineering Co. or their successors as contemplated by the Share Purchase Agreement and European Share Purchase Agreement.

                                 (iii)     With respect to Asia Pacific, (A) the Assets include certain manufacturing equipment located at LII’s Australian facility as contemplated by the European Share Purchase Agreement and (B) with respect to the Singapore and Shanghai offices, the Company will have the right to hire those employees of those offices who have been primarily involved in the heat transfer business.

                                 (iv)     “Business” does not include (A) the heat transfer operations which are integrated into LII’s other businesses, including its HVAC/R operations in North America, Europe, Australia, Mexico, South America and other locations consisting of the following companies: Lennox Industries Inc.; Armstrong Air Conditioning Inc.; Advanced Distributor Products LLC; Excel Comfort Systems Inc.; Allied Air Enterprises Inc.; Heatcraft Refrigeration Products; and Heatcraft Australia Pty Ltd. (all of the heat transfer operations except as specified above), (B) LII’s interest in Frigus-Bohn S.A. de C.V. or (C) LII’s interest in its joint venture in Brazil, Heatcraft do Brasil Ltda.

                      (i)     Business Day. “Business Day” means a day (other than a Saturday or Sunday) on which banks in both New York, New York (USA) and Helsinki,Finland are open for general business.

                      (j)     Class A Member. “Class A Member” means OCHI and any permitted assignee of OCHI.

                      (k)     Class B Member. “Class B Member” means LII and any permitted assignee of LII.

                      (l)     Closing Date. “Closing Date” is defined in Section 5.1.

                      (m)     Copper Tube Supply Purchase Agreement - OCP/Company. “Copper Tube Supply Purchase Agreement - OCP/Company” means an agreement under which OCP or its Related Persons will supply copper tubing to the Company and EU JVCo, in the form attached hereto as Attachment B.

                      (n)     Copper Tube Supply Purchase Agreement - OCP/LII. “Copper Tube Supply Purchase Agreement - OCP/LII” means an agreement under which OCP or its Related Persons will supply copper tubing to LII and its Related Persons, in the form attached hereto as Attachment C.

                      (o)     European Share Purchase Agreement. “European Share Purchase Agreement” means a share purchase agreement pursuant to which OCP (or its Related Persons) will acquire 55% of the interest in all of the shares or other equity interests of Outokumpu Heatcraft B.V.

                      (p)     Fiscal Year. “Fiscal Year” means the calendar year.

                      (q)     GAAP. “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

                      (r)     Governmental Body. “Governmental Body” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, commission or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

                      (s)     HSR Act. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to the HSR Act or any successor law.

                      (t)     JV Transactions. “JV Transactions” means the following transactions and agreements between the parties and their Affiliates:

(i)	the Share Purchase Agreement, and the completion of the transactions provided for therein and in Part 1 of Attachment E;
(ii)	the Tech JV Transactions;
(iii)	the Non-US Transactions;
(iv)	the Shared Services Agreement;
(v)	the Product Supply Agreement;
(vi)	the Copper Tube Supply Purchase Agreement - OCP/LII;
(vii)	the Copper Tube Supply Purchase Agreement - OCP/Company; and
(viii)	a license agreement between the Company as licensor and LII as licensee regarding the HEATCRAFT mark and also covering a license by the Company to LII of one patent.

                      (u)     Joint Technology Development Agreement. “Joint Technology Development Agreement” means an agreement among OCP (or its Related Persons), LII, the Company and Tech LLC relating to development activities for heat transfer products, processes and technologies, in the form attached hereto as Attachment F.

                      (v)     LLC Agreement. “LLC Agreement” means the Restated Limited Liability Company Agreement of the Company to be entered into by the Members on the Closing Date, in the form attached as Attachment G.

                      (w)     LII's Attorneys. “LII’s Attorneys” means Carl E. Edwards, Jr., Esq.

                      (x)     Members. “Members” means LII and OCHI and each Person who or which may hereafter become a member of the Company.

                      (y)     Membership Interests. “Membership Interests” means a Member’s aggregate rights in the Company, including the Member’s (i) right to share in the profits and losses of, and the right to receive distributions and allocations from, the Company and (ii) right to vote in all matters coming before the Company.

                      (z)     Mexican Joint Venture Agreements. “Mexican Joint Venture Agreements” means (i) a letter agreement dated on or about March 1, 2002 between Heatcraft, Inc. and Corporacion Frigus - Therme S.A. de C.V. entitled “Agreement for Marketing Strategy for the Joint Venture”, Frigus Bohn S.A. de C.V. and (ii) a letter agreement dated on or about March 1, 2002 between Heatcraft, Inc. and Frigus-Bohn S.A. de C.V. entitled “Letter of Agreement.”

                      (aa)     Non-US Transactions. “Non-US Transactions” means:

                                 (i)     the completion of the pre-closing actions by LII and its Affiliates described in Part 2 of Attachment E;

                                 (ii)     the formation of Outokumpu Heatcraft B.V. (“EU JVCo”) and the execution and delivery of the Shareholders Agreement and the European Share Purchase Agreement by and between LGL Holland B.V. and OCP with respect to EU JVCo and the completion of transactions provided for therein; and

                                 (iii)     the assignment of the Mexican Joint Venture Agreements to the Company;

                                 (iv)     the execution and delivery of an agreement between Heatcraft Australia Pty. Ltd. and the EUJVCo (or its Affiliate) providing for certain marketing and supply arrangements relative to Australia and New Zealand (in substantially the form attached hereto as Attachment Q (the “Asia Pacific Agreement”)); and

                                 (v)     the execution and delivery of an agreement between Heatcraft do Brasil Ltda. and the Company (or its Affiliate) providing for certain marketing and supply arrangements relative to South and Central America (in substantially the form attached hereto as Attachment Q-1 (the “South America Agreement”)).

                      (bb)     OCHI Interests. “OCHI Interests” means the Membership Interests of the Company to be purchased by OCHI from LII pursuant to the Share Purchase Agreement.

                      (cc)     OCHI’s Attorneys. “OCHI’s Attorneys” means Hodgson Russ LLP.

                      (dd)     Organizational Documents. “Organizational Documents” means in the case of the Company, its Certificate of Formation and the LLC Agreement, as amended from time to time, and in the case of any other Person (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the certificate of formation and limited liability company agreement or operating agreement of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (vi) any amendment to any of the foregoing.

                      (ee)     Person. “Person” means any individual, corporation, partnership, limited liability company, partnership, joint venture, unincorporated association, trust, Governmental Body or other entity.

                      (ff)     Product Supply Agreement. “Product Supply Agreement” means an agreement under which the Company, the EU JVCo and their Affiliates will supply products to LII and its Affiliates, in the form attached hereto as Attachment H.

                      (gg)     Purchase Closing. “Purchase Closing” means the date of the consummation of the transfer of the OCHI Interests to OCHI in accordance with the Share Purchase Agreement.

                      (hh)     Shared Services Agreement. “Shared Services Agreement” means an agreement between the Company and LII in the form attached hereto as Attachment I pursuant to which LII and/or its Related Persons shall provide certain transition services to the Company, EU JVCo and the other Acquired Companies.

                      (ii)     Share Purchase Agreement. “Share Purchase Agreement” means the Share Purchase Agreement entered into by LII, OCP, OCHI and the Company on the date of this Agreement providing for the sale of the OCHI Interests by LII to OCHI.

                      (jj)     Shareholders' Agreement. “Shareholders’ Agreement” means the Shareholders' Agreement relating to the operation of EU JV Co.

                      (kk)     Tech JV Transactions. “Tech JV Transactions” means the execution and delivery of (i) the Joint Venture and Members’ Agreement between LII and OCHI relating to Advanced Heat Transfer LLC, a Delaware limited liability company (“Tech LLC”), (ii) the Limited Liability Company Agreement for Tech LLC between LII and OCHI (Attachment J) and (iii) the Joint Technology Development Agreement, and the completion of all of the transactions provided for in those agreements.

                      (ll)     Transfer. “Transfer” means, when used as a noun, any gift, sale, hypothecation, pledge, assignment, attachment or other transfer and, when used as a verb, to give, sell, hypothecate, pledge, assign, attach or otherwise transfer.

           Section 1.2     Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein have the meanings ascribed thereto under GAAP.

           Section 1.3      Gender and Number. Unless the context clearly indicates to the contrary, words singular or plural in number will be deemed to include the other, and pronouns having a neuter, masculine or feminine gender will be deemed to include and refer to any and all genders. Whenever the terms “herein,” “hereunder” or words of like import are used in this Agreement, the intended reference is to the entire Agreement and not to the clause, sentence, section or subsection in which that word appears. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

           Section 1.4      Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Section” refer to the corresponding Article or Section of this Agreement. All references to “Attachment” refer to the corresponding Attachment attached to and made a part of this Agreement.

           Section 1.5      Drafting. This Agreement represents the culmination of extensive and arms length negotiations among the parties. No party will be deemed the drafter of this Agreement, and this Agreement will not be construed for or against any party by reason of a particular party being deemed the drafter.

           Section 1.6      Dollars. All references in this Agreement to “Dollars” or “$” means and refers to United States dollars.

ARTICLE 2
CONDITIONS PRECEDENT

           Section 2.1      Conditions. Subject to Section 2.4, the obligations of the parties under this Agreement are subject to satisfaction of the following conditions:

                      (a)     Subscription. LII shall have (i) subscribed for one hundred percent (100%) of the Membership Interests of the Company, and (ii) paid to the Company the cash sum of One Hundred Dollars ($100) and contributed the assets and property provided for in the LLC Agreement to the capital of the Company. Upon the Company’s receipt of such consideration, the Company shall have issued one hundred percent (100%) of its Membership Interests credited as fully paid to LII and entered LII’s name in the register of Members as the holder of those Membership Interests.

                      (b)     Approvals. LII and OCHI shall have filed all necessary notices with, and shall have obtained on terms and conditions satisfactory to LII and OCHI all necessary approvals or consents from, any lender, lessor or other Person and any Governmental Body that LII or

OCHI may deem necessary in connection with the transactions contemplated by this Agreement and the JV Transactions, including under the HSR Act, Council Regulation (EEC) No. 4064/89 or similar laws within Finland, the Czech Republic, France and Italy.

                      (c)     LII and Heatcraft Inc. LII shall have caused the transfer to the Company or EU JVCo, or a 100% subsidiary thereof, of all assets, rights and licenses relating to the Business and owned or used by Heatcraft Inc. and any other Affiliate of LII, including taking the actions and steps set forth on Attachment E.

                      (d)     JV Transactions. LII and OCHI shall have completed the transactions provided for in the Share Purchase Agreement, OCHI shall have acquired the OCHI Interests from LII thereunder, and all of the other JV Transactions shall have been completed.

                      (e)     LLC Agreement. LII and OCHI shall have executed and delivered the LLC Agreement and the other Organization Documents shall be in Agreed Form.

                      (f)     Litigation. There shall be no pending or threatened litigation of a material nature regarding the Business, its assets, the Company, this Agreement or the agreements contemplated by the JV Transactions.

                      (g)     No Material Adverse Change. There shall not have occurred any change in the assets, operations and/or the financial conditions or prospects of the Business or the Company which constitutes a Material Adverse Change, as defined in the Share Purchase Agreement.

           Section 2.2     Waiver. Each Member may waive all or any of the conditions set forth in Section 2.1 in whole or in part at any time by notice in writing to the other Member, provided that both parties must waive each condition in order for the waiver to be effective.

           Section 2.3 Best Efforts; Target Closing Date.

                      (a)     The parties shall use their reasonable best efforts to ensure the conditions set forth in Section 2.1 and in the Share Purchase Agreement are satisfied on or before September 30, 2002 (the “Target Date”), as such date may be extended by mutual written agreement of the parties or pursuant to Paragraph (b) of this Section 2.3.

                      (b)     If any Governmental Body with jurisdiction over the enforcement of any law or regulation intended to prohibit or regulate mergers, restraints of trade or monopolization, including the HSR Act (“Competition Laws”), requests additional information relating to the JV Transactions or the parties and/or if any waiting period has not expired or any clearance or approval under any such Competition Law has not been satisfied or obtained by the Target Date, the Target Date will automatically be extended for such period of time as may be reasonably necessary for the parties to have complied with the Competition Laws and all such requests for information thereunder to the extent applicable to the JV Transactions, but in no event shall the Target Date be extended pursuant to this Paragraph (b) beyond December 31, 2002.

           Section 2.4     No Liability. If the conditions in Section 2.1 are not fulfilled or waived on or before the Target Date, as extended pursuant to Section 2.3, and this Agreement is terminated as provided for in Section 13.2, none of the parties will have any rights or obligations under this Agreement (so that no party will have any claim against the others for costs, damages, compensation or otherwise) except those rights or obligations in respect of any previous breach of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

           Section 3.1      Representations and Warranties of LII. LII hereby represents and warrants to the Company, OCP and OCHI that:

                      (a)     Authority. LII is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LII has full power and authority under its Organizational Documents to execute, deliver and perform this Agreement and to consummate the JV Transactions. The execution, delivery and performance by LII of this Agreement and the consummation by LII and/or its Affiliates of the JV Transactions have been duly authorized by all necessary action.

                      (b)     Binding Obligation. This Agreement has been duly and validly executed and delivered by LII and constitutes the binding obligation of LII enforceable against LII in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles.

                      (c)     No Violation. The execution, delivery and performance by LII of this Agreement and the consummation by LII and/or its Affiliates of the JV Transactions will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which LII or any of its Affiliates is subject, (ii) violate any order, judgment, or decree applicable to LII or any of its Affiliates or (iii) conflict with, or result in a breach or default under, any term or condition of its Organizational Documents of LII or its Affiliates or any agreement or other instrument to which LII is a party or by which any of them is bound.

           Section 3.2     Representations and Warranties of the Company. The Company hereby represents and warrants to LII, OCP and OCHI that:

                      (a)     Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority under its Organizational Documents to execute, deliver and perform this Agreement and to consummate the JV Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the JV Transactions have been duly authorized by all necessary action.

                      (b)     Binding Obligation. This Agreement has been duly and validly executed and delivered by the Company and constitutes the binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles.

                      (c)     No Violation. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the JV Transactions will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of its Organizational Documents or any agreement or other instrument to which the Company is a party or by which it is bound.

           Section 3.3     Representations and Warranties of OCP and OCHI. OCP and OCHI each hereby represent and warrant to the Company and LII that:

                      (a)     Authority. Each of OCP and OCHI is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of OCP and OCHI has full power and authority under its Organizational Document to execute, deliver and perform this Agreement and to consummate the JV Transactions. The execution, delivery and performance by OCP and OCHI and/or their Affiliates of this Agreement and the consummation of the JV Transactions have been duly authorized by all necessary action.

                      (b)     Binding Obligation. This Agreement has been duly and validly executed and delivered by OCP and OCHI and constitutes the binding obligation thereof enforceable against OCP and OCHI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles.

                      (c)     No Violation. The execution, delivery and performance by OCP and OCHI of this Agreement and the consummation by OCP, OCHI and/or their Affiliates of the JV Transactions will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which OCP or OCHI or any of their Affiliates is subject, (ii) violate any order, judgment or decree applicable to OCP, OCHI or any of their Affiliates or (iii) conflict with, or result in a breach or default under, any term or condition of their respective Organizational Documents or any agreement or other instrument to which OCP, OCHI or any of their Affiliates is a party or by which any of them is bound.

ARTICLE 4
BUSINESS OF THE COMPANY

           Section 4.1     Conduct of Business. Except as otherwise required by law or by this Agreement, the Business and the proceedings of the Company will be conducted in such a way as

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to maximize profit available for distribution to the Members to the extent consistent with good business practice.

           Section 4.2     Member Dealings with the Company. The Company shall deal with the Members and their Affiliates on an arm’s length basis. The Members shall endeavor to ensure that any existing or potential conflicts of interest are brought to the attention of the Company at the earliest opportunity so that they can be dealt with in accordance with this Agreement and the LLC Agreement. The Members acknowledge and agree that the JV Transactions and any actions arising thereunder are, or for purposes of this Agreement will be deemed to be, arm’s length.

           Section 4.3     Continuing Obligations. The parties agree that, for so long as LII and OCHI are Members, the parties shall cause compliance with the obligations set forth in Attachment L.

           Section 4.4     Conflicting Documents. The Members agree that, if any provisions of the Organizational Documents of the Company at any time conflict with any provisions of this Agreement, the provisions of this Agreement will prevail and the Members shall exercise all powers and rights available to them to cause the amendment of the Company's Organizational Documents to the extent necessary to permit the Company and its affairs to be regulated as provided in this Agreement.

ARTICLE 5
CLOSING DATE

           Section 5.1     Closing Date. The Closing Date will be the date three Business Days after the satisfaction or waiver of the conditions in Section 2.1(b) at the offices of LII, Richardson, Texas, or at such other date and time as the parties may agree.

           Section 5.2     Closing. On or immediately prior to the Closing Date:

                      (a)     LII's Voting. LII shall vote its Membership Interests and take all other action in the Agreed Form to effect the following actions:

                                 (i)     the Certificate of Formation of the Company dated December 20, 2000 shall not have been amended except to change the name as contemplated hereby; and

                                 (ii)     the LLC Agreement shall be adopted.

                      (b)     Closing Documents. Subject to satisfaction of all of the conditions set forth in Section 2.1, LII and OCHI shall, and shall cause their Affiliates to, execute and deliver all instruments, agreements, certificates and other documents, and take all other actions necessary or appropriate, to complete the JV Transactions including the transactions contemplated by this Agreement and the Share Purchase Agreement. Upon OCHI’s payment of the consideration set forth in the Share Purchase Agreement, LII shall transfer to OCHI a fifty-five percent (55%) Membership Interest in the Company and the Company shall issue this Membership Interest credited as fully paid to OCHI and enter OCHI’s name in the register of Members of the Company as the holder of this Membership Interest.

                      (c)     Members’ Meeting. A meeting of the Members shall be held, at which it shall be resolved that:

                                 (i)     the Representatives be appointed in accordance with the LLC Agreement, as follows: The initial Class A Representatives and Class B Representatives will be as specified in the LLC Agreement;

                                 (ii)     the Chair, the President (CEO), Chief Financial Officer, General Manager for North American Operations and Managing Director for European Operations of the Company be appointed in accordance with the LLC Agreement, as follows: the Chair by OCHI; President (CEO) by OCHI; Chief Financial Officer by OCHI; General Manager for North American Operations by LII; and Managing Director for European Operations by LII.

                                 (iii)     PriceWaterhouseCoopers LLC be appointed as auditors of the Company;

                                 (iv)     the Base Business Plan be adopted; and

                                 (v)     agreements for financing lines of credit to meet anticipated cash requirements set out in the Base Business Plan be entered into or authorized.

           Section 5.3     Receipt. The receipt of any party’s attorney for any sum or document to be paid or delivered to that party will discharge the obligor’s obligation to pay or deliver it to that party.

           Section 5.4     No Partnership. Nothing in this Agreement will be deemed to constitute a partnership between any of the parties nor constitute any party the agent of any other party for any purpose.

           Section 5.5     No Obligation. No party will be obliged to complete any of the transactions or do any of the things referred to in this Article unless all other transactions and things are completed in accordance with this Article.

ARTICLE 6
RESERVED MATTERS

           The Members agree that, except as expressly provided for in the Base Business Plan, the Company shall not take any of the actions listed in (a) Attachment M without the approval of both the Class A Member and the Class B Member (the “Major Decisions”) and (b) Attachment N without the approval of a majority of the Representatives present at a meeting of the Board.

ARTICLE 7
FUNDING

           Section 7.1     Funding Needs.

                      (a)     Bank Loans. The Members shall (i) use all reasonable efforts to arrange banking facilities at the most favorable commercial rates then available for any borrowing required by, or advisable in connection with, the Base Business Plan and (ii) cause the Company to grant a security interest in its assets in connection with such financing.

                      (b)     Member Loans and Guaranties. In lieu of bank or other institutional financing, the Members may agree, but shall not be required, to lend funds to the Company (and/or the EU JVCo) on terms to be mutually agreed upon. No Member will be obligated to guaranty any bank or other indebtedness of the Company or the EU JVCo without its prior written consent. Notwithstanding the foregoing, if either Member does not make any additional capital contribution required by a Capital Call Notice (as defined in and delivered in accordance with the LCC Agreement), the other Member may elect, in lieu of making all or some of its own and the non-contributing Member’s additional capital contributions pursuant to such Capital Call Notice, to loan some or all of the amount of the additional capital contributions required under such Capital Call Notice to the Company at an interest rate per year equal to one year USD interest rate (without margin) as indicated by Reuters Libor O1 Screen (British Bankers Association) plus the margin of three percent (3%).

           Section 7.2     Capital Call. In the event that the Board or the Members determine (subject to the provisions of Article 6) to further finance the Company by way of an increase in the capital of the Company, the Board or the Members, as the case may be, shall request that the Members contribute the additional capital in accordance with the LLC Agreement.

ARTICLE 8
DIVIDEND POLICY

           Section 8.1     Distributions.

                      (a)     Tax Distributions. With respect to each Fiscal Year, the Company and the EU JVCo shall make distributions to each Member on a quarterly basis out of funds legally available for distribution in an amount equal to the product of (A) an amount equal to the Taxable Income (as hereinafter defined) of the Company allocated to such Member under the LLC Agreement), multiplied by (B) the highest marginal corporate income tax rate which may be imposed under the Code, and, in addition, an amount similarly determined for state taxes using an assumed effective tax rate of five percent (5%) (“Tax Distributions”).

                      (b)     After-Tax Income. The Board will determine with respect to each Fiscal Year the After-Tax Income (as hereinafter defined) of the Company and the EU JVCo and, unless (i) the Base Business Plan requires the expenditure of available funds or (ii) the Company or the EU JVCo is legally prohibited from doing so, the Company and the EU JVCo shall make a distribution to the Members of an aggregate amount equal to thirty percent (30%) of the After-Tax Income for such Fiscal Year.

                      (c)     For purposes hereof, (i) “After-Tax Income” means in respect of any Fiscal Year the Taxable Income (as hereinafter defined) of the Company and/or the EU JVCo reduced by the amount of the aggregate Tax Distributions with respect to that Fiscal Year; and (ii) “Taxable Income” for any Fiscal Year or other period means the Company's and the EU JVCo’s taxable income for such Fiscal Year or period determined in accordance with applicable law including, with respect to the Company, Section 703(a) of the Code included for this purpose all items of income, gain, loss or deduction required to be stated separately by Section 703(a)(1) of the Code.

           Section 8.2     Dividends by Subsidiaries. To the extent that the Company or the EU JVCo is restricted from paying a dividend under Section 8.1, but a subsidiary of the Company or the EU JVCo has available distributable reserves, the Company and the EU JVCo shall take all reasonable steps to maximize profits available for distribution by the Company and the EU JVCo including causing the payment of dividends by a subsidiary to enable the Company and the EU JVCo to pay the dividends referred to in Section 8.1.

           Section 8.3     Timing. The Company and the EU JVCo each shall, to the extent permitted by law, pay dividends within 30 days after the dates of the annual Board meetings at which their audited financial statements for the preceding Fiscal Year are to be finalized.

           Section 8.4      Determination of Profits Available. In deciding whether in respect of any Fiscal Year the Company and/or the EU JVCo has profits available for distribution, the Company shall ask its auditors to report whether any such profits are available and, if so, the amount of those profits. In giving this report, the Company’s auditors shall act as experts and not as arbitrators and their determination, in the absence of manifest error, will be final and binding on the parties. The Company and the EU JVCo shall bear costs of the auditors incurred under this Section.

ARTICLE 9
PROTECTIVE COVENANTS

           Section 9.1      Certain Competition Matters.

                      (a)     Each of the Members covenants, except as provided for in this Section 9.1, that for so long as it or any of its Affiliates remains a member of the Company and for a period of four (4) years thereafter (the “Restricted Period”), it shall not and shall ensure that none of its Affiliates shall, either directly or indirectly, through an agent or otherwise:

                                 (i)     engage in any business operating anywhere in the world which is competitive with the Business;

                                 (ii)     induce or attempt to induce any supplier or customer of the Company or its Affiliates to terminate its business relationships with the Company or its subsidiaries; or

                                 (iii)     induce, or attempt to induce, any director, officer or key employee of the Company to leave the employment of the Company or its Affiliates.

                      (b)     For clarification purposes, the Members agree that (i) the sale to any Person by OCP or any of its Affiliates of copper tube, including “ACR tube” and chiller tube, will not constitute a violation by the Class A Member of Section 9.1(a) and (ii) the sale to any Person by LII or any of its Affiliates of heating, ventilating, air conditioning and refrigeration (“HVAC/R”) products will not constitute a violation by the Class B Member of Section 9.1(a).

                      (c)     For clarification purposes, the Members agree that LII can continue to own its interests in the Mexican joint venture consisting of its ownership of 50% of Frigus-Bohn S.A. de C.V. (“Mex-JV”), and its joint venture company in Brazil, Heatcraft do Brasil Ltda. (“Brazil-JV”) subject to subsections (d), (e), (f) and (g) below; Heatcraft Australia Pty Ltd. can continue to manufacture and sell heat transfer products in Australia and New Zealand; and LII can continue to manufacture heat transfer surfaces for internal consumption in its HVAC/R products.

                      (d)     LII’s ownership of its interest in the Mex-JV will not be considered to be a violation of this Section 9.1 provided that LII conducts its activities as a partner in Mex-JV as follows:

                                 (i)     LII agrees to conduct its activities, including voting of its shares in Mex-JV, making any management decisions or taking any other action in Mex-JV which it has the power to take in a way that will not violate the terms of the Mexican Joint Venture Agreements, the Share Purchase Agreement or this Agreement and to take no action which will have an adverse impact on the Company.

                                 (ii)     The Company agrees not to knowingly take any actions that would cause LII to violate the Mexican Joint Venture Agreements or its other joint venture agreement relating to Mex-JV.

                                 (iii)     With respect to any and all actions of Mex-JV that affect the Business of the Company, the Class B Member agrees to allow the Company to participate in any discussions relative thereto and represent the Company’s interests in such actions.

                      (e)     Brazil-JV’s activities involving the manufacture, sale and distribution of heat transfer surfaces in South and Central America will not be considered to be a violation of this Section 9.1 provided that it is in compliance with the South America Agreement.

                      (f)     The heat transfer activities of Heatcraft Australia Pty Ltd. within Australia and New Zealand involving the manufacture, sale and distribution of heat transfer surfaces within

Australia and New Zealand will not be considered to be a violation of this Section 9.1 provided that it is in compliance with the Asia Pacific Agreement.

                      (g)     The obligations restricting the Company in subsections (c) through (f) above will terminate when LII is no longer a member of the Company. The obligations restricting LII, Heatcraft Australia Pty Ltd., and Brazil-JV and Affiliates in subsections (c), (e) and (f) above will terminate when LII is no longer a member of the Company but those in subsection (d) for both LII and the Company will continue for three (3) years after such termination.

                      (h)     With respect to (i) any company that the Class B member proposes to acquire or acquires after Closing that includes a heat transfer business or (ii) any company that the Company proposes to acquire or acquires after Closing that includes any HVAC/R business (“After Acquired Company”) during the Restricted Period: (A) the other party shall have exclusive negotiation rights to purchase the assets of such After Acquired Company that competes with the Business or the HVAC/R business of the Class B member, as applicable (“Overlapping Business”), but (B) if such other party does not acquire such Overlapping Business of the After Acquired Company pursuant to such negotiations, then the Class B Member or the Company (with the Class B Member not voting), as the case may be, may proceed to complete such acquisition subject to the following conditions: (x) if the Class B member is the acquiring party of an Overlapping Business, it shall not have the right to use the Heatcraft name or mark with respect to the Overlapping Business, but may use it in its refrigeration business; and (y) the acquiring party shall sell the products of such Overlapping Business through the other party (the Class B Member if it is HVAC/R and the Company if it is heat transfer products) which shall have exclusive distribution rights during the Restricted Period on commercially reasonable terms to be negotiated in good faith.

                      (i)     So long as the Class B Member is a Member of the Company, the Members and the Company agree to review and discuss from time to time after Closing whether the Company should acquire the heat transfer business of Mex-JV and Brazil-JV.

                      (j)     So long as LII is a Member of the Company, the Company will not engage in the design, manufacture or sale of equipment and accessory end use products in the HVAC/R industry.

           Section 9.2     Confidential Information. Each party covenants that it and its Affiliates shall:

                      (a)     not (directly or indirectly, through an agent or otherwise) use, copy or disclose to any other Person any information of a trade secret, proprietary or confidential nature relating to the business or affairs of any other party or its Affiliates;

                      (b)     not (directly or indirectly, through an agent or otherwise) use or allow to be used any trade name used by the Company or its subsidiaries or any other name intended or likely to be confused with such a trade name; and

                      (c)     use all reasonable efforts to ensure that any information of a trade secret, proprietary or confidential nature relating to any other party or its Affiliates will be treated as confidential and will not be disclosed to any other Person.

           Section 9.3     Exceptions. Section 9.2 does not apply to information which:

                      (a)     is now or hereafter becomes in the public domain other than as a result of a disclosure in breach of this Agreement;

                      (b)     becomes available to a party on a non-confidential basis from a source other than a party;

                      (c)     is developed by a party independently of information received from a party; or

                      (d)     is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

           Section 9.4     Prior Knowledge of LII. It is expressly acknowledged and agreed by LII that in connection with its ownership and operation of the Business prior to the Closing, LII and its Affiliates had special and extensive access and knowledge of the Business, and that this Article applies to all such knowledge which predates this Agreement; provided, however, that LII reserves the right to use all such information and any information derived therefrom in its HVAC/R businesses so long as such use does not violate the provisions of Section 9.1.

           Section 9.5     Reasonableness. Each party acknowledges that the provisions of this Article are no more extensive than is reasonable to protect the other parties.

           Section 9.6     Equitable Relief. Each of the Members hereby agrees that its failure to comply with any provision of this Article 9 will cause the other Member and the Company irreparable harm and that the other Member and the Company will be entitled to equitable relief including specific performance, an injunction, a restraining order or other equitable relief in order to enforce any provision of this Article 9, which right will be in addition, to, and not in lieu of, any other remedy to which such Member and the Company may be entitled under applicable law (including monetary damages).

           Section 9.7     Representatives. A Member will not be in breach of this Article by virtue of any Representative passing to the Member which appointed him or her any information he or she receives as a Representative, or as a director of any subsidiary of the Company, but nothing contained in this Agreement will require such a disclosure where the Representative’s fiduciary duty to the Company or to any such subsidiary would be breached as a result.

ARTICLE 10
TRANSFER OF MEMBERSHIP INTERESTS - GENERAL

           Section 10.1     General Restrictions on Transfer. No Member shall transfer any of its Membership Interest except as otherwise specifically set forth in this Agreement and in accordance with the LLC Agreement.

           Section 10.2     Permitted Transfers. Each Member has the right to assign its Membership Interest to an Affiliate of such Member provided that (i) the assigning Member and such Affiliate comply with the terms and conditions of Section 9.1(b) of the LLC Agreement and (ii) the assigning Member shall remain contingently liable for its Affiliate’s performance under this Agreement.

           Section 10.3     Definitions. The following defined terms used in this Article 10 and in Articles 11 and 12 have the meanings specified in this Section 10.3.

                      (a)     “Option Exercise Period” means the period commencing on January 1, 2004 and ending December 31, 2007.

                      (b)     “Option Price” means the price for all of the Shares of the Class B Member (including its entire Membership Interest) determined in accordance with the formula and procedure set forth on Attachment O.

                      (c)     “Option” means the call option granted to the Class A Member under Section 11.2.

                      (d) “Proposed Effective Date” means (and may only mean) each December 31 during the Option Exercise Period next succeeding the date of the Call Option Notice (as defined in Section 11.1).

                      (e)     “Shares” means (i) the Membership Interests of a Member in the Company together with (ii) the shares and other equity interests that such Member or its Affiliate owns in EU JVCo (the “EU JV Shares”)..

           Section 10.4     Transfer Closings.

                      (a)     Completion of any sale and purchase of a Member’s Shares (“Transfer Closing”) pursuant to Article 11 shall take place at the offices of the Company at 10:00 a.m. on the date which is the third Business Day after the later of (i) the Proposed Effective Date or (ii) if applicable, the date of final determination of the Option Price in accordance with Attachment O except that the completion of the purchase and sale of the EU JV Shares shall take place in accordance with applicable law in The Netherlands.

                      (b)     At the Transfer Closing, the selling Member shall procure the delivery to the purchasing Member of:

                                 (i)     a duly executed and, if applicable, duly stamped assignment or assignments or notarial deed, as applicable, in respect of the Shares in favor of the purchasing Member (or such Person or Persons as the purchasing Member may direct) and any certificate(s) representing the Shares; and

                                 (ii)     such other documents as may be reasonable necessary to enable the purchasing Member or its nominee(s) to obtain a good title to all of the Shares being sold, free and clear of all liens, charges, security interests and other encumbrances of any kind.

                      (c)     Against delivery of the documents referred to in Section 10.4(b) above, the purchasing Member shall pay the purchase price to the selling Member at the Transfer Closing by wire transfer of immediately available funds.

           Section 10.5     Name, Logos and Trademarks. In the event that any Member transfers its Membership Interests for any reason, the parties agree that the name, logos and trademarks of the Company will be amended to remove any reference to the transferring Member; provided, however, that, for clarification purposes, the Class B Member acknowledges that the Company will not be required to remove “HEATCRAFT” from its name, logos or trademarks under any circumstances and shall continue to have the right to use the other trademarks owned or used by the Company in the same manner as permitted prior to any such transfer.

ARTICLE 11
CALL OPTION

           Section 11.1     Call Option.

                      (a)     Subject to all of the terms and conditions of this Agreement, the Class B Member grants to the Class A Member the option and right to purchase all of the Shares of the Class B Member (including its entire Membership Interest) at the Option Price. Such Option may be exercised by written notice to the Class B Member delivered during the Option Exercise Period and not less than nine (9) months prior to the Proposed Effective Date for the completion of the purchase and sale of the Class B Member’s Shares (the “Call Option Notice”).

                      (b)     Within 30 days after receipt of the Call Option Notice, the parties shall meet to discuss a mutually agreed upon schedule to determine the Option Price (in accordance with Attachment O).

           Section 11.2     Miscellaneous Call Option Matters.

                      (a)     The Option may only be exercised in respect of all, and for not less than all of the Class B Member’s Shares (including its entire Membership Interest); and exercise of the Option will oblige the Class B Member to sell, and the Class A Member to purchase, all of the Class B Member’s Shares.

                      (b)     The Class B Member’s Shares shall be sold free and clear of all liens, charges, security interests and other encumbrances of any kind and together with all rights attached to the Shares at the date of service of the Call Option Notice.

                      (c)     Until such time as a Call Option Notice is served, the Class B Member or the holder of any of its Shares (as the case may be) will be entitled to exercise all voting and other rights attached to its Membership Interest and the EU JV Shares, as applicable, and will be entitled to receive and retain all distributions in respect thereof in the event that the receipt date for distributions and/or dividends is prior to the Closing Date.

                      (d)     The completion of the exercise of the Call Option shall be subject to making all necessary filings with, and obtaining any required Consents from, all Persons and Governmental Bodies having jurisdiction over such transaction, including under the HSR Act. Between the date of the Call Option Notice and the completion of the exercise of the Call Option, each of the Members will cooperate with respect to all filings that they are required by Legal Requirements to make in connection with the completion of the Call Option, provided that this Agreement will not require any Member to dispose of or make any change in any portion of its business or the business of the Acquired Companies or to incur any other burden to obtain a governmental authorization.

                      (e)     If the Class A Member does not exercise the Call Option during the Option Exercise Period or if all consents or approvals required from Governmental Bodies to complete the exercise of the Call Option shall not have been obtained within twelve (12) months after the Call Option Notice is served, the provisions of Article 12 will be triggered.

ARTICLE 12
COMPANY SALE; RIGHT OF FIRST REFUSAL

           Section 12.1     Sale Notice. At any time after the expiration of the Option Exercise Period, either the Class A Member or the Class B Member (the “Electing Member”) may send a notice (the “Sale Notice”) to the other Member and the Company indicating the Electing Member’s intent to commence a process leading to the sale of all of the Shares of the Company and EUJVCo. If the Sale Period expires as provided below, neither party may give another Sale Notice for 24 months after such expiration.

           Section 12.2     Sale Procedures.

                      (a)     If a Sale Notice is sent, the Board shall within 60 days thereafter retain an investment banking firm to solicit offers from Bona fide third parties to acquire all of the Shares of the Company and EU JVCo. For purposes of this Section 12.2, the term “Sale Period” means the one year period after a Sale Notice is delivered by an Electing Member, which shall be extended for a reasonable period to the extent reasonably recommended by the investment banking firm but in any event for not more than three (3) months.

                      (b)     The Members shall cooperate in all respects with the investment banking firm selected hereunder in connection with its due diligence and services to the Board. In connection therewith, the Company and Members will not be required to enter into a LOI (as defined below) unless it includes a proposed firm price or firm total consideration that is acceptable to both Members. For purposes hereof, the term “LOI” means a letter of intent, memorandum of understanding or similar preliminary agreement that requires the Company and the Members to negotiate exclusively with a Bona fide third party. If one or more offers to purchase all of the Shares is received from a Bona fide third party(s) during the Sale Period (“Third Party Offers”), the Members shall review any and all such Third Party Offers with such investment banking firm and seek its opinion as to the fairness of such Third Party Offers and the value of the Company. If either Member desires to accept any such Third Party Offer, the Members agree that, subject to Paragraph (c) below, they both shall be required to consummate the sale of all of their Shares pursuant to the Third Party Offer.

                      (c)     No Member shall be obligated under this Section 12.2 to sell its Shares pursuant to any Third Party Offer that does not include (i) the release of all guaranties, if any, by such Member of any indebtedness or other obligations of the Company and of the EU JVCo and (ii) representations and warranties and indemnification provisions that are reasonable and customary for transactions of this type. In addition, if the Class B Member is the Member that desires to accept a Third Party Offer, the Class A Member shall have the option and right to purchase the Class B Member’s Shares for a consideration equal to what the Class B Member would have received in connection with the completion and closing of the sale of its Shares pursuant to the Third Party Offer under the following circumstances: (A) the Third Party was a result of an auction process managed by the investment banking firm and no LOI was required or (B) if an LOI was required in connection with the receipt of a Third Party Offer, and the total consideration that the Class A Member will receive in connection with the completion of the Third Party Offer is not equal to or greater than 90% of the consideration provided for in the LOI. The ROFR Option shall be exercised by written notice to the Class B Member within twenty (20) Business Days after the later of (x) the Class B Member notifies the Class A Member that it desires to accept a Third Party Offer or (y) the conditions set forth in clauses (i) and (ii) of this Section 12.2(c) have been satisfied.

                      (d)     For purposes of subsection (c) above, if the purchase price included in a Third Party Offer includes any non-cash consideration, the Class A Member will have the right to substitute cash in an amount equal to the fair market value of such non-cash consideration. If any part of the non-cash consideration consists of registered securities, the fair market value of such securities will be deemed to be the average of their closing sale prices as reported on the applicable national securities exchange or quotation system on which such securities are listed, quoted or admitted to trading for the 20 trading days immediately preceding the date which is two Business Days prior to the day on which the Class A Member notifies the Class B Member that it is exercising the ROFR Option. The fair market value of any other non-cash consideration will be determined by the investment banking firm selected pursuant to Section 12.2, and any such determination will be final and binding on the Members. The Company shall pay the fees of the investment banking firm in making such determination.

ARTICLE 13
TERM

           Section 13.1     Effective Date. This Agreement commences on the date hereof.

           Section 13.2     Termination. This Agreement will be terminated by either Member by written notice to the other Member if the Purchase Closing has not occurred by the Target Date (as extended pursuant to Section 2.3 or otherwise by mutual written agreement). If the Purchase Closing occurs, this Agreement will terminate on the earlier to occur of (a) the termination of the Company or (b) there remaining only a Class A Member but not Class B Member, or vice versa.

           Section 13.3     Survival. The provisions of this Agreement that are by their terms intended to survive, will continue to apply to a Member notwithstanding that it has ceased to own any Membership Interest. Section 13.2 will not affect any of the rights or liabilities of any parties in connection with any breach of this Agreement which may have occurred before that Member ceased to own any Membership Interest.

ARTICLE 14
DISPUTES

           Section 14.1     ADR Procedures. All claims, disputes and matters in controversy arising out of, or related to this Agreement, or the breach thereof (“Disputes”), shall be settled in accordance with the procedures set forth in this Article and in Attachment P (the “ADR Procedures”).

           Section 14.2     Meetings. The Members shall use reasonable efforts to settle any Disputes but, in the absence of agreement, the remaining provisions of this Article will apply. Such efforts will include (a) at least two meetings of the Board or senior representatives of the Members and (b) a meeting, telephone or video conference between the respective chief executive officers of the Members. If the dispute has not been settled within 60 days after either Member gives written notice of a Dispute, then either party may trigger the ADR Procedures.

ARTICLE 15
ANNOUNCEMENTS

           Section 15.1     Press Releases. OCP and LII each issued a press release on April 22, 2002. Unless required by legal requirements of any Governmental Body (“Legal Requirements”), additional public announcements or similar publicity with respect to this Agreement or the JV Transactions will be issued prior to the Closing Date, if at all, only at such time and in such manner as the Members mutually determine.

           Section 15.2     Public Communications. With respect to public communications on the Closing Date or otherwise with respect to the Closing, the Members shall consult in good faith regarding appropriate press releases and, unless required by Legal Requirements the form and content of, any press release, public announcement or similar publicity relating to the Closing, the Company and the parties shall be mutually determined.

ARTICLE 16
GENERAL PROVISIONS

           Section 16.1     Expenses.

                      (a)     Except as otherwise expressly provided in this Agreement or the Share Purchase Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, accountants and investment bankers.

                      (b)     In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of that party arising from a breach of this Agreement by another party.

           Section 16.2     Confidentiality. Between the date of this Agreement and the Closing Date, the parties shall maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another party, any trade secret, confidential or proprietary information obtained from another party in connection with this Agreement or the transactions contemplated hereby, unless (a) that information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of that party, (b) the use of that information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

           Section 16.3     Notices.

                      (a)     Method. Unless otherwise provided in this Agreement, any notice, consent, waiver or other communication to be given hereunder must be in writing and (i) delivered personally (to be effective when so delivered), (ii) mailed by registered or certified mail, return receipt requested (to be effective four days after the date it is mailed), (iii) sent by Federal Express or other overnight courier service (to be effective when received by the addressee) or (iv) sent by facsimile transmission (to be effective upon receipt by the sender of electronic confirmation of the delivery of the facsimile provided that a copy is delivered in accordance with clause (a), (b) or (c)), to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which any party designates in writing to the other parties):

If to the Company:

Outokumpu Heatcraft USA LLC [ADDRESS] ___________________________ Attention: President Facsimile No.: [TO BE PROVIDED]

If to the Class B Member:

Lennox International, Inc. P.O. Box 799900 Dallas, Texas 75379-9900 Attention: General Counsel Facsimile No.: 972-497-5268

If to OCP or the Class A Member:

Outokumpu Copper Holdings Inc c/o Outokumpu Oyj Riihitontuntie 7 D PO Box 280 FIN-02201 Espoo, Finland Attention: Corporate General Counsel Facsimile No.: 011-358-9-421-2428

and

Hodgson Russ LLP 1800 One M&T Plaza, Suite 2000 Buffalo, New York 14203 Attention: Robert B. Fleming, Jr., Esq. Christine A. Bonaguide, Esq. Facsimile No.: 716-849-0349

                      (b)     Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is not a Business Day, in which event the period will run until the end of the next day which is a Business Day.

           Section 16.4     Jurisdiction; Service of Process. Except as otherwise provided for in Article 14 and Attachment P, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought in the courts of the State of Florida, Dade County, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

           Section 16.5     Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, the Members agree that they shall cause the convening of all meetings, the giving of all waivers and consents and the adoption of all resolutions, and shall otherwise exercise all powers and rights available to them, in order to give effect to the provisions of this Agreement.

           Section 16.6     Entire Agreement. This Agreement constitutes the entire agreement among parties with respect to the subject matter hereof (including without limitation the Memorandum of Agreement between LII and Outokumpu Oyj dated on or about April 9, 2002) and supercedes any prior agreement or understanding matter among the parties with respect to the subject matter hereof.

           Section 16.7     Amendment: Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver. The rights and remedies of the parties are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law except as set forth in this Agreement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

           Section 16.8     Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

           Section 16.9     Binding Effect. Except as provided for in Section 10.2, neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement is binding upon and inures to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto.

           Section 16.10     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

           Section 16.11     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

           Section 16.12     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

           Section 16.13     Specific Performance. Each party agrees that remedies at law may be inadequate to protect the other party from and against any actual or threatened breach of this Agreement by such part or any of its representatives. Without prejudice to the rights and remedies otherwise available to it (including monetary relief), each party agrees that any other party may seek equitable relief in favor of the other party by way of specific performance or otherwise without proof of actual damages, if that party or any of its Representatives breaches or threatens to breach any of the provisions of this Agreement.

           IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written.

LENNOX INTERNATIONAL, INC. By: /s/ R. E. Schjerven Name: Robert E. Schjerven Title: Chief Executive Officer

OUTOKUMPU COPPER PRODUCTS OY By: /s/ Kalevi Nikkilä Name: Title:

OUTOKUMPU COPPER HOLDINGS, INC. By: /s/ Kalevi Nikkilä Name: Title:

HEATCRAFT HEAT TRANSFER LLC (To be renamed OUTOKUMPU HEATCRAFT USA LLC) By: /s/ Carl E. Edwards, Jr. Name: Carl E. Edwards, Jr. Title: Secretary